EXHIBIT 10.55

FOURTH AMENDMENT OF
THE GUIDANT EMPLOYEE SAVINGS AND STOCK OWNERSHIP PLAN

This Fourth Amendment of The Guidant Employee Savings and Stock Ownership Plan (“Plan”) is adopted by Guidant Corporation (“Company”).

Background

A.	The Company adopted the Plan, which was originally effective January 1, 1995, and most recently restated it in its entirety effective January 1, 2003.

B.	The Company amended the Plan by a First Amendment, a Second Amendment, and a Third Amendment.

C.	The Company now wishes to amend the Plan further, effective March 18, 2006.

Amendment

1.    Section 1.01(a)(17)(A) is amended to read as follows:

The portion of a Participant’s Account that is attributable to contributions made under the Profit-Sharing Plan including a Participant’s Profit-Sharing Account (or similar account) in a Prior Savings Plan that is transferred to or merged into this Plan, amounts transferred from the ESOP to the Profit-Sharing Plan pursuant to Section 5.06(b) or 19.14(b), and earnings thereon, shall be referred to as the Participant’s “Profit-Sharing Account.”

2.    Section 1.01(a)(27) is amended to read as follows:

Shares. The term “Shares” means shares of common stock of Guidant Corporation, except that, following the close of the merger pursuant to which Boston Scientific Corporation becomes sole shareholder (directly or indirectly) of Guidant Corporation, “Shares” shall mean shares of common stock of Boston Scientific Corporation or any successor.

3.    Section 5.06 (a) is amended to read as follows:

Subject to the provisions of Sections 5.06(b) and 19.14(b), Employer Contributions to the Plan shall be invested in a Fund held in Trust and consisting of Shares (commonly known as “the Company Stock Fund”).

While Employer Contributions will initially be invested in the Company Stock Fund, each Participant will have the diversification rights described in Section 5.06(b) and Section 19.14(b). The Trustee shall purchase Shares for the Company Stock Fund in the open market or by private purchase, including purchase from the Company. Any such purchase from the Company shall be at a price per Share not in excess of the mean between the highest and lowest quoted selling price per Share for a 100 Share lot on the composite tape of New York Stock Exchange issues on the date of purchase by the Trustee.

4.     Sections 5.06(c) and (d) are deleted, Section 5.06 (e) is re-designated as Section 5.06(c), and Section 5.06(b) is amended to read as follows:

In accordance with procedures established by the Employee Benefits Committee, each Participant, and each Beneficiary of a deceased Participant, shall be entitled to transfer all or any portion of his Participant’s Account invested in the Company Stock Fund to one or more of the Funds established pursuant to Section 5.01. In the event the Participant makes such a diversification election with respect to any portion of his ESOP Account, that election will have the effect of permanently transferring the Participant’s Units that are subject to the election from the ESOP to the Profit-Sharing Plan, and the Units (i) will thereafter be assets exclusively of the Profit-Sharing Plan, and (ii) cannot, under any circumstances, be transferred from the Profit-Sharing Plan back to the ESOP. An amount transferred from the Company Stock Fund to another Fund or Funds pursuant to this Section 5.06 shall subsequently be subject to the rules that apply under this Article V to the reinvestment of Salary Reduction Contributions.

5.    The second to last and third to last paragraphs of Section 6.01 are amended to read as follows:

A Participant’s Profit-sharing Account shall comprise the amounts described in Section 6.01(a) through (d) above, plus any amounts transferred from the Participant’s ESOP Account to his Profit- Sharing Account pursuant to Sections 19.14 (b) or 5.06(b). A Participant’s ESOP Account shall comprise the amounts described in Section 6.01(e) through (g) above, reduced by any amounts transferred from the Participant’s ESOP Account to his Profit Sharing Account pursuant to Sections 19.14(b) or 5.06(b).

6.    Section 10.01(d) is deleted.

7.    The second paragraph of Section 11.02 is amended to read as follows:

This Section 11.02 shall apply to withdrawals under Article VIII and Section 19.14 of the Plan and to distributions under Article X (including a distribution of the portion of a Participant’s Account invested in a Plan loan and the promissory note evidencing the loan) and Section 19.13 of the Plan.

8.    The heading of Section 18.02 is re-designated as “Investment of PAYSOP Account,” and the text of that section is amended to read as follows:

Each Participant’s PAYSOP Account shall be invested in the Company Stock Fund, but with respect to his PAYSOP Account the Participant shall have the diversification rights described in Section 5.06(b). Any diversification election a Participant makes with respect to his PAYSOP Account pursuant to Section 5.06(b) will have the effect of permanently transferring the Participant’s Units that are subject to the election to the Profit-Sharing Plan, and the Units will thereafter be assets exclusively of the Profit-Sharing Plan.

9.    Section 19.14(b) is amended to read as follows:

Diversification. With respect to his ESOP Account, each Participant shall have the diversification rights described in Section 5.06(b). Any diversification election a Participant makes pursuant to Section 5.06(b) shall have the effect of permanently transferring the Participant’s Units that are subject to the election from the ESOP to the Profit-Sharing Plan, and the Units will thereafter be assets exclusively of the Profit-Sharing Plan, and cannot, under any circumstances, be transferred from the Profit-Sharing Plan back to the ESOP.

Guidant Corporation has caused this Fourth Amendment of The Guidant Employee Savings and Stock Ownership Plan to be executed by its duly authorized officer on this 24th day of March, 2006.

GUIDANT CORPORATION By: Printed Name Title